Exhibit 99.2

FOR IMMEDIATE RELEASE

IRON MOUNTAIN AND RECALL ENTER INTO SCHEME IMPLEMENTATION DEED

— Recall Shareholders to Receive 0.1722 of an Iron Mountain Common Share and US$0.50 in Cash for Each Recall Share; Alternatively, Recall Shareholders Can Elect to Receive A$8.50 in Cash for Each Recall Share —

— Compelling Value Creation Opportunity with Substantial Benefits from Combined Platform —

— Increased Synergies and Accretion Estimates Following Due Diligence —

— Total Net Synergies of US$155 Million with Faster Realization —

—  Expected to Generate 20% Adjusted EPS Accretion in 2017 and 25% in 2018 —

— Iron Mountain to Maintain Dividend per Share through 2015 and 2016 —

— No Plans for Equity Issuance Beyond Shares to Recall Holders —

BOSTON and SYDNEY, June 8, 2015 — Iron Mountain (NYSE: IRM), the storage and information management company, and Recall Holdings Limited (ASX: REC), a global leader in information management, today announced that they have entered into a binding Scheme Implementation Deed for Iron Mountain to acquire Recall by way of a recommended court-approved Scheme of Arrangement for an enterprise value of approximately A$3.4 billion (US$2.6 billion) at the current Iron Mountain stock price. The transaction is contingent upon certain customary shareholder and regulatory approvals and other customary conditions, and is expected to close in early 2016.

Under the terms of the transaction, Recall shareholders will receive 0.1722 of an Iron Mountain common share and US$0.50 in cash for each Recall share, with Iron Mountain to establish a secondary listing on the Australian Securities Exchange (ASX) to allow Recall Shareholders to trade Iron Mountain shares via CHESS Depository Interests (CDIs) on the ASX. Alternatively, Recall shareholders may elect to receive A$8.50 in cash for each Recall share. The total amount of cash consideration to be paid pursuant to this all-cash alternative is subject to a cap of A$225 million, with preferential access to the cash pool expected for the first 5,000 shares for each current Recall shareholder(1).

Following the completion of the transaction, Recall shareholders will own approximately 21% of Iron Mountain. Two current Recall directors will be appointed to the Board of Iron Mountain.

The transaction is expected to generate significant synergies and Adjusted EPS, FFO and AFFO accretion. Total net synergies are expected to be approximately US$155 million. Net synergies are expected to be approximately US$110 million in 2017 and US$140 million in 2018, resulting in Adjusted EPS accretion of approximately 20% and 25%, respectively. Estimates of potential synergies available through the transaction are preliminary and may increase as ongoing analysis and refinement of synergies progresses.

(1)  That is, for the Recall shareholders who are on the register three trading days after the date of this announcement, which will include those who have bought (and retained their) shares prior to today’s date.

Iron Mountain anticipates a total of approximately US$300 million in integration-related costs, including transportation and move costs, operating systems integration and other costs which will be expensed over several years and treated as an extraordinary item. Subject to Board approval, Iron Mountain intends to maintain its current ordinary dividend rate per share through 2015 and 2016, despite these anticipated transaction-related cash costs. Recall also intends to maintain its current dividend policy.

As a result of the transaction’s significant deleveraging impact, Iron Mountain will not issue additional equity in this transaction beyond the shares being issued to Recall shareholders. As a REIT, Iron Mountain will from time to time issue both equity and debt to fund identified acquisitions that create clear additional value for investors. The combined company’s capital allocation priorities will continue to focus on sustainable growth and optimizing shareholder value.

The terms of the transaction will not be adjusted for any dividends that Recall or Iron Mountain pay between now and closing of the transaction in the ordinary course or any dividends that Iron Mountain is required to pay to maintain compliance with its REIT status obligations.

For additional detail please refer to the related presentation on Iron Mountain’s website available HERE.

Iron Mountain president and CEO William L. Meaney said, “We are delighted to have reached this milestone agreement with Recall. Our combined companies will become a strong competitor in the global corporate services industry. Our broader footprint, real estate platform and increased economies of scale will better serve our existing customer bases and address unmet storage and information management needs worldwide.

“Recall is an attractive business with a history of solid growth which will complement our sustainable growth strategy and provide increased value for Iron Mountain shareholders. This acquisition will also facilitate Iron Mountain’s long-term deleveraging objectives and contribute to long-term dividend growth.

“Due diligence has allowed us to increase our estimates of total net synergies from the transaction to approximately US$155 million, and to shorten the time horizon for achieving them. We believe this will further enhance the upside potential for the shares in the combined company that Recall shareholders will receive as a result of this transaction, as well as for the shares already held by existing Iron Mountain shareholders,” Meaney added. “In addition, our due diligence identified the opportunity for increased synergies and savings in other areas, including REIT integration, which allows us to distribute a portion of those savings to Recall shareholders.”

Recall president and CEO Doug Pertz said, “We believe entering into this transaction with Iron Mountain is in the best interests of customers, our shareholders and the company. Our shareholders stand to benefit from the transaction’s significant synergies and the potential future share price appreciation of the combined company as well as the additional cash payment. This transaction is a unique opportunity to deliver superior value to our customers within our highly competitive and evolving marketplace.”

The terms of the transaction have been unanimously approved by the Boards of both Iron Mountain and Recall. The Iron Mountain Board has indicated that it will unanimously recommend to its shareholders that the transaction be approved. The Recall Board has indicated that it will unanimously recommend the transaction to Recall shareholders subject to no superior proposal being made and an independent expert confirming that the transaction is in the best interests of Recall shareholders.

Conditions precedent to the closing of the transaction will include, among other things, receipt of antitrust/competition and other requisite regulatory approvals, no material adverse event affecting either party, Recall shareholder approval, Iron Mountain shareholder approval and Australian Court approvals. The full terms of the transaction, including these closing conditions, are set out in the Scheme Implementation Deed, a copy of which will be released to the ASX and filed with the SEC.

Iron Mountain is being advised by Goldman Sachs, as financial advisor, and Weil, Gotshal & Manges LLP and Minter Ellison as legal counsel.

Recall is being advised by BofA Merrill Lynch and UBS AG, Australia Branch as financial advisors and Allens and Sidley Austin LLP as lead legal advisors. Herbert Smith Freehills is serving as independent Australian legal advisors to the Recall Board of Directors.

Iron Mountain and Recall executives will host two conferences calls to discuss the transaction on:

•                  Monday June 8th, 2015 at 8:00 am ET

U.S. Dial in: 1-877-730-0431 or 1- 973-453-3063

AUS Dial in: +61 2 8223-9773 or 1800-005-989

Participant Code: 61925979

•                  Tuesday June 9th, 2015 at 9:30 am AEDT

U.S. Dial in: 1-877-730-0431 or 1- 973-453-3063

AUS Dial in:  +61 2 8223 9773  or 1800-005-989

Participant Code: 58294153

Both calls will be webcast and the details are available on Iron Mountain and Recall investor relations pages.

Important Information and Where to Find It

Iron Mountain intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, which will contain a prospectus relating to the securities Iron Mountain intends to issue to Recall shareholders in the potential acquisition and a proxy statement in connection with the approval of the issuance of Iron Mountain common stock to Recall shareholders.  Equivalent information would be included in the scheme booklet that Recall would prepare and, following approval from the Australian Court, dispatch to its shareholders in connection with the scheme meeting at which Recall shareholders would consider whether or not to approve the acquisition of Recall by Iron Mountain by way of scheme of arrangement. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT IRON MOUNTAIN, RECALL AND THE SCHEME IMPLEMENTATION DEED AND SCHEME OF ARRANGEMENT. Investors and security holders will be able to obtain these materials (if and when they are available) and other documents filed by Iron Mountain with the SEC free of charge at the SEC’s website, www.sec.gov and those documents released by Recall to the Australian Securities Exchange (ASX) announcements platform free of charge at ASX’s website, www.asx.com.au. In addition, stockholders will be able to obtain copies of the registration statement and proxy statement/prospectus (if and when they become available) and other documents filed with the SEC from Iron Mountain’s website at www.ironmountain.com or by directing such request to Iron Mountain at Iron Mountain Incorporated, One Federal Street, Boston, Massachusetts 02110, Attention: Investor Relations.

Participants in Potential Solicitation

Iron Mountain and certain of its respective directors, executive officers and other persons may be deemed to be participants in the anticipated solicitation of proxies in respect of the vote that would be required by Iron Mountain’s shareholders in connection with the issuance of Iron Mountain stock as contemplated by the Scheme Implementation Deed. Information regarding Iron Mountain’s directors and executive officers is available in Iron Mountain’s proxy statement filed with the SEC on April 13, 2015 in connection with its 2015 annual meeting of stockholders. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the registration statement and proxy statement/prospectus and other relevant materials to be filed with the SEC.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-looking Statements

Certain statements contained in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the expected timing of the transaction and the completion of the potential Scheme of Arrangement, the benefits of the potential Scheme of Arrangement, including anticipated future financial and operating results, potential synergies, timing to realize synergies, potential increased synergies above estimates, Recall’s and Iron Mountain’s anticipated dividend payments, expectations relating to future equity and debt issuances by the Company, the combined company’s plans, objectives, expectations and other statements that are not historical facts. Such statements are based on the views and assumptions of the management of Iron Mountain and are subject to significant risks and uncertainties. Actual future events or results may differ materially from these statements. Such differences may result from the following factors: the ability to close the transaction on the terms and within the anticipated time period, or at all, which is dependent on the parties’ ability to satisfy certain closing conditions, including the receipt of governmental approvals; the risk that the benefits of the potential transaction, including potential cost synergies and other synergies (including tax synergies) may not be fully realized or may take longer to realize than expected; the impact of the transaction on third-party relationships; actions taken by either of the companies; changes in regulatory, social and political conditions, as well as general economic conditions. Additional risks and factors that may affect results are set forth in Iron Mountain’s filings with the SEC and Recall’s filings with ASX, including Iron Mountain’s Annual Report on Form 10-K for the fiscal year ending December 31, 2014 and Recall’s Annual Report for the fiscal year ending June 30, 2014.

The forward-looking statements speak only as of the date of this communication. Neither Iron Mountain nor Recall undertakes any obligation to update these statements.

Iron Mountain Contacts

US Media:	Australian Media:
Abernathy MacGregor Group	Cato Counsel
Chuck Burgess / Ian Campbell	David Symons
212.371.5999 / 213.630.6550	+61.410559184
clb@abmac.com / idc@abmac.com	david@catocounsel.com.au

or

IRM Investors:	IRM Media:
Melissa Marsden	Christian Potts
SVP, Investor Relations	Senior Manager, Corporate Communications
617.535.8595	617.535.8721
melissa.marsden@ironmountain.com	christian.potts@ironmountain.com

Recall Contacts

US Media:	Australian Media

David Spraque or Amanda Fountain	Fleur Jouault
recall@mslgroup.com	fjouault@gracosway.com.au
781.684.0770	+61 405 669 632

or

REC Investors:	REC Media:
Bill Frith	Ron McMurtrie
Senior Director, Investor Relations	Senior Vice President and CMO
bill.frith@recall.com	ron.mcmurtrie@recall.com
+61 2 9582 0244	404.435.8451

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